SCHEDULE A

Amended as of February 13, 2018

to the

EXPENSE LIMITATION AGREEMENT

dated July 17, 2017 between

THE ADVISORS’ INNER CIRCLE FUND III

and

Investec Asset Management North America, Inc.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Investec Global Franchise Fund	I	0.85%	February 28, 2019

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III	Investec Asset Management North America, Inc.

By:	/s/ James Bernstein		By:	/s/ Dana A. Troetel
	Name:	James Bernstein		Name:	Dana A. Troetel
	Title:	Vice President & Assistant Secretary		Title:	Head of Legal, Americas; CCO

By:	/s/ Andre van Heerden
	Name:	Andre van Heerden
	Title:	Business Manager